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												  Exhibit 99(c)

                                          Entergy Louisiana, Inc.
                           Computation of Ratios of Earnings to Fixed Charges and
                    Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                           September 30,
                                                              1998     1999      2000      2001      2002       2003
Fixed charges, as defined:
Total Interest                                              $122,890  $117,247  $111,743 $116,076   $100,667   $84,905
  Interest applicable to rentals                               9,564     9,221     6,458    7,951      6,496     6,225
                                                            ----------------------------------------------------------
Total fixed charges, as defined                              132,454   126,468   118,201  124,027    107,163   $91,130

Preferred dividends, as defined (a)                           20,925    16,006    16,102   12,374     10,647   $10,653
                                                            ----------------------------------------------------------
Combined fixed charges and preferred dividends, as defined  $153,379  $142,474  $134,303 $136,401   $117,810  $101,783
                                                            ==========================================================
Earnings as defined:

  Net Income                                                $179,487  $191,770  $162,679 $132,550   $144,709  $136,689
  Add:
    Provision for income taxes:
Total Taxes                                                  109,104   122,368   112,645   86,287     84,765    79,815
    Fixed charges as above                                   132,454   126,468   118,201  124,027    107,163    91,130
                                                            ----------------------------------------------------------
Total earnings, as defined                                  $421,045  $440,606  $393,525 $342,864   $336,637  $307,634
                                                            ==========================================================
Ratio of earnings to fixed charges, as defined                  3.18      3.48      3.33     2.76       3.14      3.38
                                                            ==========================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                2.75      3.09      2.93     2.51       2.86      3.02
                                                            ==========================================================

------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.
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